Consent of Independent Accountants


    We consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of Post-Effective Amendment No. 9 to the Registration Statement of Evergreen Select Fixed Income Trust on Form N-1A of our report dated November 23, 1998, on our audits of the financial statements and financial highlights of Evergreen Select Fixed Income Fund, Evergreen Select Income Plus Fund, Evergreen Select Intermediate Term Municipal Bond Fund (formerly Evergreen Select Intermediate Tax Exempt Bond Fund), Evergreen Select International Bond Fund, Evergreen Select Limited Duration
Fund and Evergreen Select Total Return Bond Fund, which report is included in the Annual Report for Evergreen Select Fixed Income Trust for the year ended September 30, 1998, which is incorporated by reference in the Registration Statement.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 26, 2000